Exhibit 5.1

January 21, 2021

ARKO Corp.

8565 Magellan Parkway

Suite 400

Richmond, Virginia 23227

Re:	ARKO Corp. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for ARKO Corp., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1, including the prospectus constituting a part thereof (as may be amended, the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Registration Statement of (a) the issuance of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), of the Company upon the exercise of certain warrants issued by the Company, and (b) the resale of Common Stock and warrants issued by the Company held by certain securityholders of the Company, as follows:

(i)

the issuance and resale of 1,100,000 shares of Common Stock (the “New Ares Shares”) upon the exercise of certain warrants (the “New Ares Warrants”) received in connection with the Business Combination (as defined in the Registration Statement) by certain entities affiliated with Ares Capital Management in exchange for warrants to acquire membership interests in GPM Investments, LLC (“GPM”);

(ii)

the resale of certain shares of Common Stock (the “Business Combination Shares”) issued pursuant to that certain business combination agreement, dated as of September 8, 2020, as amended, by and among Haymaker Acquisition Corp. II, a Delaware corporation (“Haymaker”), the Company and the other parties thereto (the “Business Combination Agreement”);

(iii)	the resale of 8,333,333 shares of Common Stock (the “PIPE Shares”) issuable upon conversion of 1,000,000 shares of the Company’s Series A convertible preferred stock, par value 0.0001 per share;

(iv)

the resale of 533,333 shares of Common Stock (the “Public Shares”) issuable upon the exercise of certain of the publicly-traded warrants of the Company (the “Public Warrants”) held by certain securityholders of the Company;

(v)

the resale of 4,800,000 shares of Common Stock and the right to receive 4,200,000 Deferred Shares (as defined in the Business Combination Agreement) that are owned by Haymaker Sponsor II LLC and its permitted transferees together with Haymaker’s independent directors and their respective permitted transferees (collectively, the “Founder Shares”); and

(vi)	the resale of 4,000,000 warrants originally issued in a private placement in connection with the initial public offering of Haymaker (the “Private Warrants”).

We refer to the New Ares Warrants, the Public Warrants and the Private Warrants, collectively, as the “Warrants.” We refer to the New Ares Shares, Business Combination Shares, PIPE Shares, Public Shares and the Founder Shares, collectively, as the “Resale Shares.” The Resale Shares are being registered on behalf of certain selling securityholders of the Company named in the prospectus contained in the Registration Statement (the “Selling Securityholders”). The Private Warrants were issued pursuant to that certain warrant agreement, dated as of June 6, 2019, by and between Haymaker and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”). The New Ares Warrants were issued pursuant to that

ARKO Corp.

January 21, 2021

certain equity purchase agreement, dated as of September 8, 2020, by and among the Company, Arko Holdings Ltd., Haymaker and certain minority investors of GPM (the “GPM Equity Purchase Agreement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Company’s Amended and Restated Certificate of Incorporation;

3.	the Company’s Bylaws;

4.	the Warrant Agreement;

5.	the GPM Equity Purchase Agreement;

6.	certain resolutions adopted by the Company’s Board of Directors; and

7.

such other documents and records and other certificates and instruments and matters of law as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In rendering the opinions set forth below, we have assumed: (i) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents; (ii) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent and authorized to do so; (iii) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory; and (iv) the obligations of each party set forth therein are legal, valid and binding obligations of such party and are enforceable against such party in accordance with all stated terms.

As to matters of fact, we have relied upon the Documents and, solely to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company, without independently verifying the accuracy of such documents, records and instruments.

With respect to the Private Warrants, we express no opinion to the extent that future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company, including the Private Warrants, may cause the Private Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

Based solely upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that: (1) the Private Warrants constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and (2) the Resale Shares have been duly authorized and are, or in the case of any Resale Shares subject to Warrants, when issued by the Company upon exercise of the Warrants in accordance with the terms thereof, will be, validly issued, fully paid and nonassessable.

Our opinion set forth in (1) above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) or (iii) an implied covenant of good faith and fair dealing. Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

ARKO Corp.

January 21, 2021

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We do not express any opinion herein concerning any law other than the laws of the State of Delaware, the State of New York and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP